AMENDMENT NO. 1 TO
SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

    This Amendment No. 1 to the Second Amended and Restated Employment Agreement (this “Amendment”) is effective as of March 10, 2022, by and between SuRo Capital Corp., a Maryland corporation (the “Company”), and Allison Green (the “Executive”).

    WHEREAS, the Company is an internally managed, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940;

WHEREAS, the Company and the Executive previously entered into an employment agreement, dated April 23, 2019, which was amended and restated as of April 28, 2020 and again amended and restated as of April 26, 2021 (the “Second Amended and Restated Employment Agreement”); and

WHEREAS, the parties desire to amend the Second Amended and Restated Employment Agreement as set forth herein to secure the Executive’s employment during the Term (as hereinafter defined), on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.AMENDMENT TO SECTION 4(a). Section 4(a) of the Second Amended and Restated Employment Agreement is hereby amended by deleting the first sentence thereof and by replacing it with the following:

“a.    Base Salary. Effective as of March 10, 2022, the Executive shall be compensated for the Executive’s services at an annual rate of base salary of five hundred thousand dollars ($500,000), which may be reviewed and increased (but not decreased) on an annual basis by the Board in its sole discretion, payable in accordance with the Company’s regular payroll schedule (the “Base Salary”). Notwithstanding the foregoing, the Executive acknowledges and agrees that in the event that the Executive cease to act as the chief compliance officer for the Company, the Executive’s compensation may be reduced accordingly but not below four hundred and fifty thousand dollars ($450,000) (the base salary in effect immediately prior to the effective date of this amendment).”

2.AMENDMENT TO SECTION 4(b). Section 4(b) of the Second Amended and Restated Employment Agreement is hereby amended by deleting the first sentence thereof and by replacing it with the following:

“b.    Annual Bonus Arrangements. Effective as of March 10, 2022, the Executive will be eligible to receive annual bonus payments up to one hundred and twenty five percent (125%) of the Executive’s then-effective Base Salary, payable in amounts and at such times as determined in good faith by the Board, based on meeting Company performance objectives, performance goals, and other objectives as mutually agreed upon by the Board and the Executive, and as may be amended from time to time (the “Annual Bonus”).”

3.    MISCELLANEOUS.

Except as otherwise expressly provided herein, the terms of the Second Amended and Restated Employment Agreement shall remain in full force and effect. The Second Amended and Restated Employment Agreement, as amended hereby, constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. No modification, alteration, amendment or revision of or supplement to the Second Amended and Restated Employment Agreement, as amended hereby, shall be valid or effective unless the same is in writing and signed by both parties hereto.

    IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Second Amended and Restated Employment Agreement as of the day and year first above written.

EXECUTIVE: ____________________________ Allison Green	SURO CAPITAL CORP.: By:________________________________ Name: Mark D. Klein Title: President and Chief Executive Officer